Exhibit 10.15

MANAGEMENT AGREEMENT

This Agreement is made as of this 13th day of May, 2004, among DynaVox Systems Holdings LLC, a Delaware limited liability company (“Parent”), DynaVox Systems LLC, a Delaware limited liability company (the “Company”), Vestar Capital Partners, a New York general partnership (“Vestar”), and Park Avenue Equity Management, LLC, a Delaware limited liability company (such limited liability company or assignee thereof designated in accordance with Section 8(e) hereof is referred to herein as “PAEM”).

WHEREAS, Vestar and PAEM, by and through their officers, employees, agents, representatives and affiliates, have expertise in the areas of corporate management, finance, investment, acquisitions and other matters relating to the business of the Company and its subsidiaries; and

WHEREAS, each of Parent and the Company desires to avail itself, for the term of this Agreement, of the expertise of Vestar and PAEM in the aforesaid areas, in which it acknowledges the expertise of Vestar and PAEM.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

1.             Appointment.  Each of Parent and the Company hereby appoints Vestar and PAEM to render the advisory and consulting services described in Paragraph 2 hereof  commencing on the Closing Date (as defined in Section 3(b) hereof).

2.             Services.  Each of Vestar and PAEM hereby agrees that commencing on the Closing Date it shall render to each of Parent and the Company (and their subsidiaries) by and through such of Vestar’s and PAEM’s respective officers, employees, agents, representatives and affiliates as Vestar and PAEM, as the case may be, in each of their sole discretion, shall designate from time to time, advisory and consulting services in relation to the affairs of Parent and the Company (and their subsidiaries) in connection with strategic financial planning, and other services not referred to in the next sentence, including, without limitation, advisory and consulting services in relation to the selection, supervision and retention of independent auditors, the selection, retention and supervision of outside legal counsel, and the selection, retention and supervision of investment bankers or other financial advisors or consultants.  It is expressly agreed that the services to be performed hereunder shall not include (x) investment banking or other financial advisory services rendered by any of Vestar, PAEM and their respective affiliates to Parent and the Company (and their subsidiaries) after the Closing Date in connection with acquisitions, divestitures, refinancings, restructurings and similar transactions by Parent and the Company (and their subsidiaries) or (y) full or part-time employment by any of the Company and its subsidiaries of any employee or partner of any of Vestar, PAEM and any of their respective affiliates, in each case, for which Vestar, PAEM and their respective affiliates shall be entitled to receive additional compensation.

3.             Fees.  (a)  From and after July 1, 2004, in consideration of the services contemplated by Paragraph 2, subject to the provisions of Paragraph 6, Parent and the Company and their respective successors hereby jointly and severally agree to pay to Vestar and PAEM an aggregate per annum management fee (the “Fee”) equal to the greater of (i) $300,000 and (ii) an amount per annum equal to 1.5% of EBITDA (as defined in the Credit Agreement dated as of May 13, 2004 among the Company, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent and as a Lender, and the additional lenders from time to time party thereto(the “Credit Agreement”)), before deducting the Fee payable pursuant to this Section 3 (“Adjusted EBITDA”), commencing on the Closing Date.  The Fee shall be payable semi-annually in advance (based on clause (i) above in 2004 and thereafter based on the greater of clause (i) above and 1.5% of the prior year’s Adjusted EBITDA), with an adjustment of the Fee for any fiscal year payable promptly following the determination of Adjusted EBITDA for such fiscal year or on termination of this Agreement.  All references to per annum or annual herein refer to the fiscal year of the Company.  The initial Fee shall be pro rated to reflect the portion of the current fiscal year which elapses prior to the Closing Date.  The Fee shall be allocated between PAEM and Vestar as follows:  PAEM’s percentage of the Fee shall be 20% and Vestar’s percentage of the Fee shall be 80%.  The semi-annual Fee payments shall be non-refundable (except for any downward adjustment as described above).

(b)           Parent and the Company and their respective successors also hereby jointly and severally agree to pay Vestar and PAEM on the Closing Date (the “Closing Date”) of the transactions contemplated by the Agreement for Purchase of Assets (as amended from time to time, the “Asset Purchase Agreement”) among Mayer-Johnson, Inc., a California corporation, Terrance Johnson, an individual, Roxanna Johnson, an individual, the Johnson Family Trust, and the Company a transaction fee equal to $1,100,000; provided that 80% of such transaction fee will be payable to Vestar and 20% of such transaction fee will be payable to PAEM.

4.             Reimbursements.  In addition to the Fee, Parent and the Company hereby jointly and severally agree, at the direction of Vestar or PAEM, as the case may be, to pay directly or reimburse Vestar or PAEM for its reasonable Out-of-Pocket Expenses incurred after the Closing Date in connection with the services provided for in Paragraph 2 hereof.  For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the amounts paid by or on behalf of Vestar or PAEM, as the case may be, in connection with the services contemplated hereby, including reasonable (i) fees and disbursements of any independent professionals and organizations, including independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants, (ii) costs of any outside services or independent contractors, such as financial printers, couriers, business publications or similar services, and (iii) transportation, per diem, telephone calls, word processing expenses or any similar expense not associated with its ordinary operations.  All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Vestar and PAEM of the statement in connection therewith.

5.             Indemnification.  Parent and the Company hereby jointly and severally agree to indemnify and hold harmless Vestar, PAEM and affiliates and their respective affiliates and partners, members, officers, directors, employees, agents, representatives and stockholders (each being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities of whatever kind or nature, joint or several, absolute, contingent or consequential, to which such Indemnified Party may become subject under any applicable federal or state law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the services contemplated by this Agreement or the engagement of Vestar and PAEM pursuant to, and the performance by Vestar and PAEM of the services contemplated by, this Agreement.  Parent and the Company hereby jointly and severally agree to reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto.  Parent and the Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of Vestar or PAEM.  None of Parent and the Company shall be obligated to make any payment to Vestar or PAEM hereunder unless and until the Closing Date has occurred.

6.             Term.  This Agreement shall become effective on the Closing Date and shall terminate upon the earlier to occur of (i) the termination of the Asset Purchase Agreement or (ii) such time after the Closing Date as Vestar Capital Partners IV, L.P., a Delaware limited partnership (“VCP”), Park Avenue Equity Partners, LP, a Delaware limited partnership, and the respective partners therein and the respective affiliates thereof, in the aggregate, hold directly or indirectly, or otherwise, less than 20% of the voting power of the Company’s outstanding voting securities.  In addition, the Company shall have the right to terminate this Agreement if the lenders under the Credit Agreement shall have accelerated all of the indebtedness thereunder as a result of a Change of Control (as defined therein).  The provisions of Paragraphs 4, 5, 7 and 8 and the joint and several obligation of Parent and the Company to pay Fees accrued during the term of this Agreement pursuant to Section 2 shall survive the termination of this Agreement.

7.             Permissible Activities.  Subject to all applicable provisions of New York law that impose fiduciary duties upon Vestar, PAEM or their respective partners, members or affiliates, nothing herein shall in any way preclude Vestar, PAEM or their respective partners, members, officers, employees or affiliates from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

8.             General.  (a)  No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.  Notices shall be addressed to the parties at the following addresses:

If to Vestar:	Vestar Capital Partners
245 Park Avenue, 41st Floor
New York, New York 10167
Attention: General Counsel

If to PAEM:	Park Avenue Equity Management, LLC
500 Park Avenue, Suite 510
New York, New York 10022
Attention: Anthony R. Bienstock

If to Parent or the Company:	DynaVox Systems LLC
2100 Wharton Street
Suite 400
Pittsburgh, PA 15203
Attention: Chief Executive Officer

In any case,
with copies to:	The other parties hereto
at their respective addresses
noted above.

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Peter J. Gordon, Esq.

and

Sonnenschein Nath & Rosenthal
1221 Avenue of the Americas
New York, New York 10022
Attention: Robert L. Winikoff, Esq.

(c)           This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN.  THE PARTIES TO THIS AGREEMENT HEREBY AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF

NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  This Agreement shall inure to the benefit of, and be binding upon, Vestar, PAEM, the Indemnified Parties, Parent, the Company and their respective successors and assigns.

(e)           This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each set of counterparts showing execution by all parties shall be deemed an original, but all of which shall constitute one and the same instrument.

(f)            The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

(g)           PAE GP, LLC may designate in writing an affiliate of PAEM to be the assignee of PAEM’s rights and obligations hereunder and PAEM may assign in writing its rights and obligations to such designated assignee provided that such designated assignee is reasonably acceptable to Investors.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.

VESTAR CAPITAL PARTNERS

By its General Partner:

By:	/s/ Jim Elrod
Name:
Title:

PARK AVENUE EQUITY MANAGEMENT, LLC

By:	/s/ William E. Mayer
Name: William E. Mayer
Title: Member

DYNAVOX SYSTEMS HOLDINGS LLC

By:	/s/ Robert P. Culhane
Name: Robert P. Culhane
Title: Chief Financial Officer, Treasurer & Secretary

DYNAVOX SYSTEMS LLC

By:	/s/ Robert P. Culhane
Name: Robert P. Culhane
Title: Chief Financial Officer, Treasurer & Secretary